Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-15805, 333-45026, 333-62020,333-106569 and 333-106570) of Aware, Inc. of our report dated February 12, 2016, relating to our audits of the consolidated financial statements and the financial statement schedule as of and for the three years ending December 31, 2015 and internal control over financial reporting as of December 31, 2015, which appear in this Annual Report on Form 10-K of Aware, Inc. for the year ending December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts
February 12, 2016